EXHIBIT 99.1

           CROSSTEX REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

  SEVEN STRAIGHT QUARTERS OF INCREASES IN DISTRIBUTABLE CASH FLOW SINCE IPO OF
                                   PARTNERSHIP

DALLAS, March 8 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) today reported fourth quarter and full year earnings. Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) will report its results later this week. Both companies continued their track record of solid growth in the fourth quarter and full year 2004, which supported increases in distributions and dividends from both companies.

"With the LIG acquisition and the continued growth of our treating business, our employees continue to drive our results higher," said Barry E. Davis, President and Chief Executive Officer of the Crosstex Energy companies. "We have been able to continue this growth while maintaining our emphasis on return on total invested capital. Our emphasis on return, as opposed to accretion alone, will compel us to focus more resources on organic growth projects as the driver of our next growth steps in preference to acquisitions, given the current market environment."

The Partnership reported net income of $6.1 million, or $0.22 per limited partner unit, in the quarter ended December 31, 2004, compared to net income in the fourth quarter of 2003 of $5.5 million, or $0.26 per unit. Full year 2004 results for the Partnership were net income of $23.7 million, or $0.95 per unit, compared to net income of $15.2 million or $0.88 per unit in 2003.

The Partnership's Distributable Cash Flow for the quarter was $11.9 million, or
2.58 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.17 times the amount required to cover its recently increased distribution of $0.45 per unit. This is an increase of $3.2 million, or 37 percent, over Distributable Cash Flow of $8.7 million in the 2003 fourth quarter. For the full year of 2004, Distributable Cash Flow was $42.2 million, or 2.29 times the amount required to cover the Minimum Quarterly Distribution and 1.14 times the amount required to cover its actual distributions of $37.0 million. Distributable Cash Flow for the year increased more than 40 percent from the 2003 figure of $29.5 million. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

The increase in Distributable Cash Flow was due to growth in the Partnership's gross margin, to $33.2 million compared to $18.5 million in the corresponding 2003 period, an increase of 80 percent. Gross margin from the Midstream business segment increased by $13.0 million, or

98 percent, to $26.3 million, due to growth in on-system gathering and transmission volumes of 104 percent, and to growth in processed volumes of 182 percent. The acquisition of Louisiana Intrastate Gas (LIG) Pipeline Company and its subsidiaries on April 1, 2004 was the main driver of growth in Midstream gross margins. LIG contributed $10.8 million to gross margin in the quarter.

Gross margin for the quarter from the Treating segment increased by $1.7 million, or 33 percent, to $7.0 million. Improvements in margins of the Seminole plant provided $266 thousand of the increase. Growth in the number of treating plants in service from 52 at the end of the fourth quarter of 2003 to 74 at the end of the fourth quarter of 2004 created the remaining increase in Treating margins.

For similar reasons, gross margin for the year increased from $59.7 million to $112.3 million, or 88 percent. Of the $52.6 million gross margin increase for the year, $43.5 million was contributed from the midstream segment. In addition to improvements from the LIG acquisition ($27.7 million for the nine months it was owned in 2004), midstream margins increased $7.9 million due to the DEFS assets acquired mid-year 2003. Treating margins improved $9.1 million year over year, $4.5 million of which is due to ownership of the Seminole plant for only six months in 2003, and $4.1 million due to the net growth in treating plants in service. These improvements were offset by increases in operating expenses of $5.9 million and $20.4 million for the quarter and year respectively, primarily associated with the new assets in service.

General and administrative expenses increased by $5.1 million and $13.2 million for the quarter and year, respectively. The Partnership's general and administrative costs were capped in 2003. Without such a cap, annual general and administrative expenses would have been $10.2 million in 2003 compared to $20.1 million in 2004, an increase of $9.9 million. This increase is related to the staffing increases around the LIG acquisition and the significant infrastructure improvements being made at the company to support future growth. Also included in general and administrative costs are $2.7 million associated with the implementation of new computer systems, outside consultants and audit work related to compliance with Sarbanes Oxley and corporate development costs.

Interest expense increased $1.8 million and $5.8 million for the quarter and year, respectively, as the Partnership has financed its growth in 2004 with debt. The Partnership's capital structure is still very conservative.

Crosstex Energy, Inc.

The Corporation's share of Partnership distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $6.5 million in the fourth quarter, compared to $4.4 million in the fourth quarter of 2003, an increase of over 47 percent. The recently announced increase in the Partnership's distribution increased the Corporation's share of the distribution by $0.5 million, from $6.0 million in the third quarter of 2004 to $6.5 million for the fourth quarter.

"The accretive growth of the Partnership and the growth of the Corporation's distributions received from the Partnership have allowed it to increase its dividend payable to its stockholders by 30 percent in the first year of its existence as a public company," said Mr. Davis. "From the first quarter to the fourth quarter of 2004, we increased dividends from $0.30 per share to $0.39 per share."

Earnings Call

Crosstex will hold its quarterly conference call to discuss fourth quarter results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial- in number for the call is 800-706-7741, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at http://www.crosstexenergy.com . The call will be available for replay for 30 days by dialing 888-286-8010, passcode 76714886. A replay of the broadcast will also be available on the Partnership's Web site.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 80 natural gas amine treating plants. Crosstex currently provides services for over
1.9 BCF/day of natural gas.

Crosstex Energy, Inc. owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate," "plan" and "estimate." These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's and the Corporation's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                               (tables to follow)

                              CROSSTEX ENERGY, L.P.
                      Selected Financial and Operating Data
               (All amounts in thousands except per unit numbers)

                                                  Quarter Ended                 Twelve Months Ended
                                                   December 31,                    December 31,
                                           ----------------------------    ----------------------------
                                               2004            2003            2004            2003
                                           ------------    ------------    ------------    ------------
Revenues
  Midstream                                $    620,840    $    244,130    $  1,948,021    $    989,697
  Treating                                        8,163           6,513          30,755          23,966
                                                629,003         250,643       1,978,776       1,013,663
Cost of Gas
  Midstream                                     594,580         230,898       1,861,204         946,412
  Treating                                        1,182           1,257           5,274           7,568
                                                595,762         232,155       1,866,478         953,980

Gross Margin                                     33,241          18,488         112,298          59,683

Operating Expenses                               11,599           5,685          38,141          17,692
General & Administrative                          6,828           1,732          20,064           6,844
Profit on Energy Trading
 Activities                                        (715)           (414)         (2,507)         (1,905)
Stock Based Compensation                            235             696           1,001           5,345
(Gain) Loss on Sale
 of Property                                         --              --             (12)             --
Depreciation and
 Amortization                                     6,535           4,191          23,034          13,268

         Total                                   24,482          11,890          79,721          41,244

Operating Income                                  8,759           6,598          32,577          18,439

Interest Expense                                 (3,006)         (1,196)         (9,220)         (3,392)
Other Income                                        544             129             798             179
    Total Other
     Income (Expense)                            (2,462)         (1,067)         (8,422)         (3,213)
Income Before Income
 Taxes and Interest of
 Non-controlling
 Partners in the
 Partnership's Net
 Income                                           6,297           5,531          24,155          15,226

Interest of Non-
 controlling Partners
 in the Partnership's
 Net Income                                        (139)             --            (289)             --
Income Tax Provision                                (46)             --            (162)             --
Net Income                                 $      6,112    $      5,531    $     23,704    $     15,226
General Partner Share
 of Net Income                             $      1,908    $        619    $      5,913    $      1,240
Limited Partners Share
 of Net Income                             $      4,204    $      4,912    $     17,791    $     13,986
Net Income per Limited
 Partners' Unit                            $       0.22    $       0.26    $       0.95    $       0.88
Weighted Average Limited
 Partners' Units
 Outstanding (Diluted)                           18,713          18,564          18,633          15,960

                              CROSSTEX ENERGY. L.P.
             Reconciliation of Net Income to Distributable Cash Flow
                    (All amounts in thousands except ratios)

                                                  Quarter Ended                 Twelve Months Ended
                                                   December 31,                    December 31,
                                           ----------------------------    ----------------------------
                                               2004            2003            2004            2003
                                           ------------    ------------    ------------    ------------
Net Income                                 $      6,112    $      5,531    $     23,704    $     15,226
Depreciation and
 Amortization (A)                                 6,478           4,191          22,852          13,268
Stock Based Compensation                            235             696           1,001           5,345
Loss (Gain) on Sale of
 Property                                            --              --             (12)             --
Proceeds from Sale of
 Property                                            --              --             611              --

Deferred Tax Benefit                                (22)             --            (190)             --
Cash Flow                                        12,803          10,418          47,966          33,839

Maintenance Capital
 Expenditures                                      (915)         (1,738)         (5,729)         (4,310)
Distributable Cash Flow                    $     11,888    $      8,680    $     42,237    $     29,529
Minimum Quarterly
 Distribution (MQD)                        $      4,615    $      4,605    $     18,458    $     16,658
Distributable Cash
 Flow/MQD                                          2.58            1.89            2.29            1.77
Actual Distribution                        $     10,164    $      7,436    $     37,032    $     22,149
Distribution Coverage                              1.17            1.17            1.14            1.33

     (A) Excludes minority interest share of depreciation and amortization of $57,000 and $182,000 for the three and twelve months ended December 31, 2004, respectively.

                              CROSSTEX ENERGY, L.P.
                                 Operating Data
                            (All volumes in MMBtu/d)

                                                 Quarter Ended                 Twelve Months Ended
                                                  December 31,                     December 31,
                                           ---------------------------   ------------------------------
Pipeline Throughput                            2004           2003           2004              2003
----------------------------------------   ------------   ------------   ------------      ------------
  Gulf Coast
   Transmission                                  56,000         97,000         72,000            85,000

  Vanderbilt                                     89,000         61,000         68,000            49,000

  CCNG Transmission                             175,000        127,000        179,000           157,000

  CCNG Transmission
   - Hallmark                                   108,000         73,000        103,000            57,000

  Gregory Gathering                             120,000        151,000        133,000           151,000

  Mississippi                                    78,000         74,000         78,000            79,000

  Arkoma                                         17,000         15,000         19,000            13,000

  LIG Pipeline &
   Marketing                                    619,000            N/A        603,000 (A)           N/A

  Other Midstream                                30,000         35,000         34,000            35,000
Total Gathering and
 Transmission Volume                          1,292,000        633,000      1,289,000           626,000

Natural Gas Processed
  Gregory Processing                             93,000        128,000        106,000           106,000
  Conroe Processing                              22,000         25,000         25,000            26,000
  LIG Processing                                317,000            N/A    294,000 (A)               N/A
Total Processed Volume                          432,000        153,000        425,000           132,000

Total On-System
 Volumes                                      1,724,000        786,000      1,714,000           758,000

Producer Services
 Volumes                                        212,000        246,000        210,000           259,000

Treating Plants in
 Service (B)                                         74             52

     (A)  Represents activity since April 1, 2004 acquisition.
     (B) Plants in service represent plants in service on the last day of the quarter.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             03/08/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)